NEWS FOR IMMEDIATE RELEASE
NOVEMBER 19, 2013

CONTACTS:
ROBERT W. WALKER, PFBI CEO	JOANN TRUMAN, BOG, Sr VP and CEO
(304) 525-1600	(304) 364-5138

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
AGREEMENT TO PURCHASE BANK OF GASSAWAY

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion community bank holding company with two bank subsidiaries, and Gassaway Bancshares, Inc. (“Bancshares”), a $165 million single bank holding company headquartered in Gassaway, West Virginia jointly announce that they have entered into a definitive agreement whereby Premier Bank, Inc., Premier’s wholly owned subsidiary, will acquire the Bank of Gassaway, the wholly owned subsidiary of Bancshares, in a cash purchase valued at approximately $20.3 million.  The resulting merger will expand Premier Bank’s footprint into central West Virginia along the I-79 corridor.

Premier President and CEO Robert W. Walker commented, “We are pleased that the Bank of Gassaway has chosen to merge with Premier Bank.  I have had several discussions with their senior management team and they do business the way we like to do business, on a personal level.  The Bank of Gassaway is a natural fit to expand Premier’s branch network into Braxton and Clay counties with locations in Gassaway, Sutton, Flatwoods, Clay and Burnsville and geographically connects our Traders Division locations in Ripley and Spencer with our First Central Division locations in Buckhannon, Bridgeport and Philippi.  As a cash purchase, the earnings from the Bank of Gassaway locations will become immediately accretive to Premier’s earnings upon consummation of the merger.”

Bank of Gassaway CEO JoAnn Truman stated, “We are excited by the opportunity to merge with Premier.  We believe Premier is a vibrant and growing community bank franchise.  Their management team has a history of operating banks that are strong, healthy performers within their local communities with an inviting, friendly community bank atmosphere.  Through Premier’s network of branch locations from Logan, West Virginia to Washington, DC, we believe our customers will not only enjoy the expansion in locations in which to bank but also enjoy Premier’s expanded customer conveniences such as e-statements, courtesy overdraft protection and a soon to be released mobile banking application.”

Premier Financial Bancorp recently announced a 63.8% increase in its third quarter 2013 earnings over their third quarter 2012 earnings.  Premier’s year-to-date earnings through September 30, 2013 totaled $9.539 million compared to $7.333 million in the first nine months of 2012.  Premier also owns Citizens Deposit Bank, a $366 million bank headquartered in Vanceburg, Kentucky with locations from Proctorville and Ironton, Ohio to Maysville and Eminence, Kentucky.

Under terms of the definitive agreement, Premier Bank will pay $20.3 million in cash for the Bank of Gassaway and will merge Bank of Gassaway’s five branch locations into Premier’s operating system early in the second quarter of 2014.  The transaction, which is subject to satisfaction of various contractual conditions and requires approval by bank regulatory agencies and the shareholders of Bancshares, is anticipated to close early in the second quarter of 2014.  Baxter Fentriss and Company served as financial advisor and investment banker for Bancshares.

Certain Statements contained in this news release, including, without limitation, statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.